Exhibit 10.1
FIRST AMENDMENT
TO LEASE AGREEMENT
     This FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”), is entered into as of the ___day of November, 2007, by and between BIXBY TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership (“Prior Landlord”), and FOUNDRY NETWORKS, INC., a Delaware corporation (“Tenant”), with reference to the facts set forth in the Recitals below.
RECITALS:
     A. Prior Landlord and Tenant entered into that certain Lease Agreement dated March 15, 2001 (the “Lease”) pursuant to which Landlord currently leases to Tenant approximately 26,090 rentable square feet in the building located at 2130 Gold Street, Alviso, California 95002 (the “Premises”) as more particularly described in the Lease. The Premises are part of the development known as Bixby Technology Center (the “Park”). Landlord has succeeded to Prior Landlord’s interest as landlord under the Lease.
     B. Capitalized terms not defined in this Amendment have the meanings given to them in the Lease.
     C. The Lease Term is scheduled to expire on May 31, 2008.
     D. Landlord and Tenant desire to amend the Lease in order to, among other things, extend the Lease Term upon and subject to the terms set forth below.
AGREEMENT:
     NOW THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Extended Term. The Term is hereby extended for thirty-two (32) months from June 1, 2008 (the “Extended Term Commencement Date”), expiring on January 31, 2011 (the “Termination Date”), unless sooner terminated pursuant to the terms of the Lease (the “Extended Term”).
     2. Base Rent. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Base Rent for the Premises in accordance with the Lease. Commencing as of the Extended Term Commencement Date and continuing until the Termination Date, Tenant shall make payments of Base Rent on a monthly basis pursuant to the Lease in accordance with the following schedule:

Period	Monthly Base Rent
6/1/2008 — 5/31/2009	$40,439.50
6/1/2009 — 5/31/2010	$43,048.50
6/1/2010 — 1/31/2011	$44,353.00
     3. Condition of Premises. Tenant acknowledges that it is presently in possession of the Premises pursuant to the Lease and is fully aware of the condition of the Premises. Landlord shall not be obligated to refurbish or improve the Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Premises in conjunction with the Extended Term, and Tenant hereby accepts the Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.
     4. Notice Addresses. Landlord’s Address for notices and payment of rent set forth in the Lease is hereby deleted and replaced by the following address:
Bixby Technology Center, LLC
c/o Bixby Land Company
2211 Michelson Drive, Suite 500
Irvine, California 92612
Attention: Property Manager
     5. ERISA. Tenant represents and warrants to Landlord that neither Tenant nor any guarantor of Tenant’s obligations under the Lease is (a) a party in interest, as defined in Section 3(14) of the of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the AFL-CIO Building Investment Trust (“Trust”), or of any of the plans participating therein, or (b) a disqualified person under

Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (“Code”), with respect to the Trust or the plans participating therein. Neither Tenant nor any guarantor of Tenant’s obligations under the Lease shall take any action that would cause the Lease or the exercise by Landlord or the Trust of any rights hereunder, to be a non-exempt prohibited transaction under ERISA. Notwithstanding any contrary provision of the Lease, Tenant shall not assign the Lease or sublease all or any portion of the Premises unless (i) such assignee or subtenant delivers to Landlord a certification (in form and content satisfactory to Landlord) with respect to the status of such assignee or subtenant (and any guarantor of such assignee’s or subtenant’s obligations) as a party in interest and a disqualified person, as provided above; and (ii) such assignee or subtenant undertakes not to take any action that would cause the Lease or the exercise by Landlord or the Trust of any rights hereunder, to constitute a non-exempt prohibited transaction under ERISA.
     Notwithstanding any contrary provision of the Lease, Tenant shall not (a) sublease all or any portion of the Premises under a sublease in which the rent is based on the net income or net profits of any person, or (b) take any other action with respect to the Lease or the Premises such that the revenues to be received by Landlord or the Trust from time to time in connection with the Lease would, as a result of such action, be subject to the Unrelated Business Income Tax under Sections 511 through 514 of the Code.
     Tenant agrees that it shall incorporate the requirements of this Section 6 in any sublease of the Premises (without implying Landlord’s consent thereto).
     6. Labor. Tenant shall use Union Labor (defined below) for all maintenance, repair, and replacement of the Premises (the “Maintenance Labor Covenant”). Notwithstanding the foregoing, the Maintenance Labor Covenant shall not apply to (i) the services for installation, operation, maintenance and repair of personal property owned exclusively by Tenant (e.g., computer systems, telephones, and furniture other than modular furniture) or for any of Tenant’s specialized equipment, (ii) a specific item or instance of maintenance, repair or replacement to the extent Union Labor is not available in the market to perform such specific item or instance of maintenance, repair or replacement, and/or (iii) maintenance, repairs and replacements that may be and are self-performed by the existing staff of Tenant without the retention, engagement or hiring of any third party or additional employee. Tenant shall (a) include the Maintenance Labor Covenant in each of its service contracts, (b) provide such evidence as Landlord may reasonably require, from time to time during the Lease Term, that the Maintenance Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each service contract entered into by Tenant for such services, and (c) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises (without implying Landlord’s consent to same).
     In addition to any other conditions contained in the Lease with respect to Tenant making any alterations or improvements, before making any alterations or improvements to the interior or exterior of the Premises, Tenant shall (a) deliver to Landlord evidence satisfactory to Landlord that Tenant shall cause such construction or alteration work (collectively, the “Construction Activities”) to be performed by contractors who employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO (“Union Labor”), and such work shall conform to traditional craft jurisdictions as established in the area (the “Construction Labor Covenant”), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Landlord may reasonably require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each contract entered into by Tenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises (without implying Landlord’s consent to same). Tenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration to the procedures of the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry,” a dispute resolution plan established and administered by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations. If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”) and in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration.
     7. Environmental Disclosures/ Tenant Acknowledgements. The following is hereby added to Section 29.8 of the Original Lease:
“29.8.1 Environmental Disclosures. Landlord hereby discloses to Tenant and Tenant hereby acknowledges that it understands and accepts that the Park was constructed on property that was part of the regional South Bay Asbestos Area Superfund Site under the careful regulatory oversight of the United States Environmental Protection Agency (“US EPA”) and the California Department of Toxic Substances Control (“DTSC”). The Park was under those agencies’ oversight because it contained fill materials that included construction debris including transite pipe, a material that typically contains asbestos, in addition to materials that had been removed from a nearby landfill in the 1960’s during relocation of the Guadalupe River channel. In addition to the steps taken to remove these materials prior to construction of the buildings that are now a part of the Park, any materials that might not have been removed were isolated in place by installation of a soil cap and a sealed 60-mil thick polyethylene liner under the buildings. A venting system was also installed to collect any methane that might be generated by the decomposition of any organic landfill material remaining in the soil.
29.8.2 Tenant Acknowledgements. Tenant acknowledges that there are certain commitments to the US EPA and DTSC to ensure that the measures taken to protect human health and the environment remain effective. One of those commitments is to ensure that tenants are provided notice that asbestos, which is a hazardous substance, may be located on or beneath the property. To ensure that there is no exposure to the asbestos, there is also a soil management plan in effect to maintain the cap integrity. Although the majority of the tasks under that soil management plan are performed by Landlord, Tenant acknowledges and understands that Tenant is specifically prohibited from performing any actions that disturb the soil or asphalt at the Park. Tenant shall obtain Landlord’s prior written consent prior to performing any activities that might disturb the soil or asphalt, or could pierce the polyethylene liner under the buildings at the Park or interfere with the sub-surface venting system at the Park.”
     8. Broker. Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Cornish & Carey Commercial (“Broker”) in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment (other than Broker).
     9. No Other Modifications. Except as modified in this Agreement, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. To the extent of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. A breach by Tenant of any of the terms of this Amendment shall constitute a material breach by Tenant of the Lease as to which Landlord shall have all rights and remedies. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

TENANT:		LANDLORD:

FOUNDRY NETWORKS, INC.,		BIXBY TECHNOLOGY CENTER, LLC,
a Delaware corporation		a California limited liability company

By:		By:	BixbyBIT Investments, LLC,

	Name:		a Delaware limited liability company
	Title:		its sole member

By:			By:	BLC Ventures I, LLC,

	Name:			a Delaware limited liability company,
	Title:			its Managing Member

				By:	Bixby Land Company, a California corporation, its Managing Member

By:
Name:
Title:

By:
Name:
Title: